Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MarineMax, Inc.:

We consent to the use of our reports dated December 6, 2016, with respect to the consolidated balance sheets of MarineMax, Inc. and subsidiaries as of September 30, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2016, and the effectiveness of internal control over financial reporting as of September 30, 2016, incorporated herein by reference.

/s/ KPMG LLP

Tampa, Florida

June 7, 2017

Certified Public Accountants